UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2006

Staples, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-17586	04-2896127
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

Five Hundred Staples Drive, Framingham, MA		01702
(Address of principal executive offices)		(Zip Code)

508-253-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 13, 2006, Staples, Inc. (the “Company”) as borrower entered into an Amended and Restated Revolving Credit Agreement (the “Agreement”) with Bank of America, N.A and the other lending institutions listed in the Agreement, Bank of America, N.A., as Administrative Agent, Citibank N.A., as Syndication Agent, and HSBC Bank USA, National Association, JPMorgan Chase Bank, NA, and Wachovia Bank, National Association, as Co-Documentation Agents.  Bank of America Securities LLC acted as sole Lead Arranger and sole Book Manager under the Agreement.

The Agreement amends and restates a Revolving Credit Agreement dated as of December 14, 2004 by and among the Company and the lending institutions party thereto which provided for a maximum borrowing of $750,000,000 and was due to expire in December 2009 (the “Prior Agreement”).  A copy of the Prior Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 20, 2004.  As of October 13, 2006, no borrowings were outstanding under the Prior Agreement and approximately $68,000,000 of letters of credit were issued thereunder.  These letters of credit were continued under the Agreement following the amendment and restatement of the Prior Agreement.

The Agreement provides for a maximum borrowing of $750,000,000, which, upon approval of the lenders, the Company may increase to $1,000,000,000, and expires on October 13, 2011.  This maximum borrowing amount may be reduced from time to time according to the terms of the Agreement.  Borrowings made pursuant to the Agreement may be syndicated loans, competitive bid loans, or swing line loans, the combined sum of which may not exceed the maximum borrowing amount.  Amounts borrowed under the Agreement may be borrowed, repaid and reborrowed from time to time until October 13, 2011.

Borrowings made pursuant to the Agreement as syndicated loans will bear interest, payable quarterly or, if earlier, at the end of any interest period, at either (a) the base rate, described in the Agreement as the higher of the annual rate of the lead bank’s prime rate or the federal funds rate plus 0.50%, or (b) the Eurocurrency rate (a publicly published rate) plus a percentage spread based on the Company’s credit rating and fixed charge coverage ratio. Borrowings made as competitive bid loans bear the competitive bid rate as specified in the applicable competitive bid.  Swing line loans bear interest that is the lesser of the base rate or the swing line rate as quoted by the Administrative Agent under the terms of the Agreement.  Under the Agreement, the Company agrees to pay a facility fee, payable quarterly, at rates that range from 0.060% to 0.125% depending on the Company’s credit rating and fixed charge coverage ratio, and when applicable, a utilization fee.  The payments under this Agreement are guaranteed by the same subsidiaries of the Company that guarantee the Company’s publicly issued notes.

The Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, disposition of assets, sale-leaseback transactions, subordinated debt, and transactions with affiliates.  The covenants permit the Company to use proceeds of the credit loans for working capital and capital expenditures and for all other lawful corporate purposes, including payment of dividends, acquisitions of assets, capital stock of other companies and share repurchases, in each case to the extent permitted in the Agreement.  The Agreement also contains financial covenants that require the Company to maintain a minimum fixed charge coverage ratio of 1.5 and a maximum adjusted funded debt to total capitalization ratio of 0.75.

The Agreement provides for customary events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by the Company proving to be false in any material respect, certain insolvency or receivership events affecting the Company or its subsidiaries, defaults relating to other indebtedness of at least $50,000,000 in the aggregate and a change in control of the Company (as defined in the Agreement).

In the event of a default by the Company, the Administrative Agent may, and at the request of the requisite number of lenders shall, declare all obligations under the Agreement immediately due and payable, terminate the lenders’ commitments to make loans under the Agreement, and enforce any and all rights of the lenders or Administrative Agent under the Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of lenders will be automatically terminated and all outstanding obligations of the Company will become immediately due and payable.

Certain of the lenders party to the Agreement, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The foregoing description of the Agreement and related matters is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits, which is incorporated herein by reference, are filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2006	Staples, Inc.

	By:	/s/ Jack VanWoerkom
Jack VanWoerkom
Executive Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Revolving Credit Agreement, dated as of October 13, 2006, by and among the Company, the lenders named therein, Bank of America, N.A., as Administrative Agent, Citibank N.A., as Syndication Agent, and HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., and Wachovia Bank, National Association, as Co-Documentation Agents, with Bank of America Securities LLC having acted as sole Lead Arranger and sole Book Manager. Filed herewith.